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                                                                Exhibit 10.8

                        CHICAGO TITLE AND TRUST COMPANY
              171 North Clark Street, Chicago, Illinois 60601-3294

August 21, 1997



Mr. Thomas H. Hodges
622 Oak Street
Winnetka, Illinois 60093


Dear Tom:

     I want to first say how pleased I am that you will be joining our executive team at Chicago Title and Trust. I know you will become a key factor in successfully facing the unique challenges we have.

     You understand that this employment offer is subject to confirmation by the Chairman of Chicago Title and Trust's Personnel Committee, Mr. John Burns, and ratification of your official title by the Chicago Title and Trust Board of Directors.

     We would like you to join us as an Executive Vice President of Chicago Title and Trust and of its principal insurance companies. In that capacity, you will report to me, as President and CEO. Initially, you will be responsible for directing all commercial sector activities, the company's marketing function, our international activities, and for leading the company-wide best practices and performance measurement and improvement initiatives. You may be assigned other or different duties from time to time by the company's CEO. You will be paid a base salary of $250,000.00. You will participate in our corporate bonus program, with a maximum opportunity of 80% of base salary. At least half of your bonus opportunity will be driven by corporate financial performance and cyclical margin on the same basis as other senior officers.

     You will participate in the company's Long-Term Incentive Program and be awarded 1600 units for each full four-year cycle of your tenure and pro-rata amounts for the two cycles that have started prior to your commencement date.

     You will also be provided with an agreement that will give you compensation in the event of the sale, spin-off or acquisition of Chicago Title and Trust, of the value so generated or indicated in excess of today's book value of Chicago Title and Trust, (exclusive of Alleghany Asset Management) over $1.0 million of current book value, on that fraction of the total value represented by $1.0 million of today's book value, exclusive of Alleghany Asset Management. This special compensation agreement will extend for one year past any involuntary termination. You will participate in all benefit programs for Chicago Title and Trust senior officers, including the Executive Salary Continuation Plan.

     This letter shall not constitute an employment agreement. In the event of an involuntary termination of your employment during the first 24 months following your start date, you will be paid severance of 18 months of your base salary and bonus at 60% of your base reduced by one half month's base salary and bonus at 60% of base for each month since the beginning of your employment. You will be eligible to receive pro-rata shares of your LTIP units calculated through the date of termination but payable when the unit pools are paid out.

     I am excited and pleased by the prospect of working with you. I look forward to the many exceptional things I believe we can accomplish together.


Sincerely,


/s/ John Rau

John Rau
President & CEO
Chicago Title & Trust Co.

JR/IMS

                                                        Accepted by;

                                                        Thomas H. Hodges


                                                        /s/ Thomas H. Hodges
                                                        .....................

                                                         Signature


                                                        August 21, 1997
                                                        ......................
                                                         Date